UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 17, 2006
Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation
(Exact Name of Registrant as Specified in Charter)

NEVADA	001-31552	87-0543688

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 ROOSEVELT AVENUE
SPRINGFIELD, MASSACHUSETTS
01104
(Address of Principal Executive Offices)       (Zip Code)
(800) 331-0852
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     We and Michael Golden are parties to a revised employment agreement dated as of February 1, 2006 providing for the continued employment of Mr. Golden as the President and Chief Executive Officer of our company. The employment agreement has an initial term of three years and is subject to renewal for successive one-year periods.
     The employment agreement provides for Mr. Golden to receive an annual base salary of $450,000. Under the employment agreement, we provide Mr. Golden with a car allowance of $1,000 per month and Mr. Golden is entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits as may from time to time be provided to other employees of our company. We will also reimburse Mr. Golden for the reasonable insurance premiums (and any taxes incident thereto) for disability insurance covering up to 75% of his base salary, for medical and hospitalization insurance for him, his wife, and his children under the age of 25, and for a $5.0 million term life insurance policy with such beneficiaries as he selects. The agreement contains provisions that prohibit Mr. Golden from competing with our company or soliciting our personnel or employees for a periods of 12 and 24 months, respectively, following the termination of his employment with our company.
     The employment agreement provides that either we or Mr. Golden may terminate Mr. Golden’s employment at any time. If we unilaterally terminate Mr. Golden’s employment without cause, Mr. Golden will receive his base salary, an amount equal to the average of his bonus paid for each of the two fiscal years immediately preceding his termination (not taking into account the fiscal year ended April 30, 2005), and any fringe benefits being received by him at the date of termination for a period equal to the greater of the remaining employment term under the agreement or one year after such termination. In the event that Mr. Golden’s employment is not extended under the agreement at the end of the three-year term or any yearly extension of such term, Mr. Golden will receive, for a period of one year, his base salary, an amount equal to the average of his bonus paid for each of the previous two years, and any fringe benefits then being received by him. If Mr. Golden’s employment is terminated for reason of disability, death, by him voluntarily, or by us for cause as a result of certain acts committed by Mr. Golden (as set forth in the agreement), he will receive no further compensation under the employment agreement. In addition, upon termination of his employment, Mr. Golden must resign all positions, including any positions on the Board of Directors of our company.
     In the event of a change of control of our company, Mr. Golden may, at his option and upon written notice to us, terminate his employment, unless the change in control has been approved by our Board of Directors and the provisions of the employment agreement remain in full force and effect and Mr. Golden suffers no reduction in his status, duties, authority, and compensation following the change in control. If Mr. Golden terminates his employment due to a change of control not approved by the Board of Directors or following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive his base salary, an amount equal to the average of his bonus paid for each of the two fiscal years immediately preceding his termination (not taking into account the fiscal year ended April 30, 2005), and any fringe benefits being received

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by him at the date of termination for a period equal to the greater of the remaining employment term under the agreement or one year after such termination.
Item 9.01      Financial Statements and Exhibits
                    (a) Financial Statements of Business Acquired.
                         Not applicable.
                     (b) Pro Forma Financial Information.
                          Not applicable.
                    (c) Shell Company Transactions.
                          Not applicable.
                    (d) Exhibits
Exhibit
Number
10.54	Employment Agreement dated as of February 1, 2006 between the Registrant and Michael F. Golden.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION
Date: February 23, 2006	By:	/s/ John A. Kelly
John A. Kelly
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.54	Employment Agreement dated as of February 1, 2006 between the Registrant and Michael F. Golden.